UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 9, 2018

Shenandoah Telecommunications Company

(Exact Name of Registrant as Specified in Charter)

Virginia (State or Other Jurisdiction of Incorporation)	0-9881 (Commission File Number)	54-1162807 (IRS Employer Identification No.)

500 Shentel Way

P.O. Box 459

Edinburg, Virginia 22824

(Address of Principal Executive Offices) (Zip Code)

(540) 984-4141

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

On November 9, 2018, Shenandoah Telecommunications Company, a Virginia corporation (the “Company”), and certain of the Company’s subsidiaries entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with various financial institutions party thereto (the “Lenders”) and CoBank, ACB, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). The Credit Agreement amends and restates in its entirety, and continues the obligations under, that certain Credit Agreement dated as of December 18, 2015 (as amended, the “Original Credit Agreement”), by and among the Company, certain of the Company’s subsidiaries, the lenders party thereto and the Administrative Agent. The Credit Agreement provides for three credit facilities (collectively, the “Facilities”), in an aggregate amount equal to $865,125,000: (i) a five-year revolving credit facility of up to $75,000,000 (the “Revolver”), (ii) a five-year amortizing term loan equal to $291,340,500 (the “Term Loan A-1”) and (iii) a seven-year amortizing term loan equal to $498,784,500 (the “Term Loan A-2”).

The Company may use the proceeds from the loans under the Revolver to finance capital expenditures, to provide working capital and for other general corporate purposes of the Company and its subsidiaries, including the payment of fees and expenses in connection with the foregoing.

The Company will be the borrower under the Credit Agreement. The availability of the Facilities is subject to the satisfaction or waiver of certain conditions set forth in the Credit Agreement.

The Term Loan A-1 and the Term Loan A-2 will be repaid in quarterly principal installments commencing on December 31, 2018, with the unpaid balance of both the Term Loan A-1 and the Term Loan A-2 due at maturity, as set forth in the Credit Agreement.

Rates for borrowing under the Credit Agreement are dependent on the Company’s total net leverage ratio and are based, at the Company’s election, upon whether the borrowing is a LIBOR loan or a base rate loan. LIBOR loans will bear interest at an adjusted LIBOR rate plus an applicable margin ranging from 1.50% to 2.25% for Term Loan A-1 and the Revolver and ranging from 1.75% to 2.50% for Term Loan A-2, in each case, depending on the Company’s total net leverage ratio. In addition, under the terms of the Credit Agreement, the Company agrees to pay the Lenders a fee on undrawn portions of the Revolver. This fee rate is dependent on the Company’s total net leverage ratio and ranges from a rate per annum equal to 0.200% to 0.375%.

The Credit Agreement contains representations and affirmative, negative and financial covenants usual and customary for secured credit facilities, each of which are applicable to the Company and its subsidiaries, including covenants restricting the ability of the Company and its subsidiaries, subject to negotiated exceptions, to incur additional indebtedness and additional liens on their assets, engage in mergers or acquisitions or dispose of assets, pay dividends or make other distributions, enter into transactions with affiliated persons, make investments or change the nature of the Company’s and its subsidiaries’ businesses. The Company is also subject to certain financial covenants to be measured on a trailing twelve month basis each calendar quarter unless otherwise specified. These covenants include:

•	a Total Leverage Ratio (as defined in the Credit Agreement) less than or equal to 3.50 to 1.00 from December 31, 2018 through December 31, 2019; 3.25 to 1.00 from March 30, 2020 through December 31, 2021; and 3.00 to 1.00 from December 31, 2021 and each fiscal quarter thereafter (subject to higher permitted ratios during increased leverage periods following certain qualifying acquisitions);

•	a Debt Service Coverage Ratio (as defined in the Credit Agreement) greater than or equal to 2.00 to 1.00; and

•	a Minimum Liquidity Balance (as defined in the Credit Agreement) greater than $25 million at all times.

Indebtedness outstanding under any of the Facilities may be accelerated by an Event of Default (as defined in the Credit Agreement).

The Administrative Agent and many of the Lenders and their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services, or other services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Current Report on Form 8-K.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Credit Agreement, dated as of November 9, 2018, by and among Shenandoah Telecommunications Company, certain of its subsidiaries, CoBank, ACB, as administrative agent, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2018

Shenandoah Telecommunications Company

By:	/s/ James F. Woodward
Name:	James F. Woodward
Title:	Senior Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Credit Agreement, dated as of November 9, 2018, by and among Shenandoah Telecommunications Company, certain of its subsidiaries, CoBank, ACB, as administrative agent, and the other lenders party thereto.